EXHIBIT 6.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made on December 29th, 2020 (the “Effective Date”), by and between Michael Kamo, a Utah resident with an address of 4611 North Crest Ridge Road, Lehi, Utah 92101, (“Seller”) and Legion Works, Inc., a Delaware Corporation with a principal place of business located at 4275 Executive Square, Suite 200, La Jolla, California 92037 (“Buyer”).

WHEREAS, Seller holds one hundred percent (100%) of the membership interests (“Membership Interests”) in Hello Bar LLC, a California limited liability company (the “Company”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of Seller’s Membership Interests in the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION.

1.1.	Definitions. Capitalized terms used in this Agreement, other than those which are defined in the body of this Agreement, are defined in Exhibit B hereto.

1.2.

Construction. Except as otherwise expressly provided herein, the following rules of construction apply to this Agreement: (a) the singular includes the plural and the plural includes the singular except when the context otherwise requires; (b) “include” and “including” are not limiting; (c) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto; (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (e) a reference to a Person includes such Person’s permitted successors and assigns; and (f) unless the context otherwise requires, a reference in this Agreement to an Article, Section, Paragraph, Exhibit, or Schedule is to the respective Article, Section, Paragraph, Exhibit, or Schedule of or to this Agreement.

ARTICLE II.

SALE AND PURCHASE OF MEMBERSHIP INTEREST; CLOSING.

2.1.	Sale and Purchase of Membership Interest.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, and transfer to Buyer, and Buyer shall purchase from Seller, all of the Membership Interest in the Company held by Seller (the “Purchased Interest”).

(b)

Pursuant to Buyer’s commitment in its 253G2 Offering Circular filed with the United States Securities and Exchange Commission, the Buyer (i) received a third- party valuation for the Company prior to agreeing to a Purchase Price, as defined below, with the Seller; and (ii) worked with a broker to obtain offers from other interested parties to additionally establish a fair market value for the Company. The Purchase Price is at a discount to this established value and, further, is payable, with no interest, over multiple years. The Purchase Price for the Purchased Interest shall be Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the “Purchase Price”), payable as follows:

(1)	Cash at Closing. Nine Hundred and Fifty Thousand Dollars ($950,000) shall be payable to Seller by wire transfer of immediately available funds at Closing.

(2)

Promissory Note. One Million Eight Hundred Thousand Dollars ($1,800,000) shall be payable by Buyer’s execution and delivery at Closing of Buyer’s Promissory Note (the “Note”) in the face amount thereof and according to the payment schedule and terms set forth therein. The Note shall be in form and substance substantially the same as Exhibit C.

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(c)

In addition to the Purchase Price, Buyer shall deposit Fifty Thousand Dollars ($50,000) into the Company’s bank account via wire transfer of immediately available funds to be used as Company’s additional operating capital.

(d)

After giving effect to the sale and purchase under this Section 2.1 and the completion of the Closing, Buyer shall be a substituted Member in the Company, holding the Percentage Interest in the Company as Seller formerly held. An LLC Agreement of the Company showing ownership of the Membership Interests of the Company shall be executed to memorialize this transaction and to show that Buyer owns 100% of the Membership Interests in the Company, subject to the terms of this Agreement.

2.2.

Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place agreed to by the parties hereto, including by delivery of signed documents via email, on such date and at such time as agreed to by the parties hereto (such date of the Closing being hereinafter called the “Closing Date”). At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the parties to this Agreement shall take the following actions, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:

(a)	Seller and Buyer shall execute and deliver an Assignment pursuant to which Seller shall assign and deliver the Purchased Interest to Buyer; and

(b)	Buyer shall pay Seller the Purchase Price by wire transfer in immediately available funds to a bank account designated by Seller.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 2.2 has occurred and any other conditions set forth in Article VI shall have been satisfied or waived by the party entitled to the benefit thereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE COMPANY.

As inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

3.1.	Existence and Power.

(a)	The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of California and has all requisite power and authority to conduct the business conducted by company and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by its formation. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary.

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(b)	Seller has heretofore furnished to Buyer a complete and correct copy of the Company’s Articles of Organization, as amended to date, which is in full force and effect. The Company is not in violation of any of the provisions of the Articles of Organization.

(c)	Neither the execution, delivery, and performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby (i) conflicts with or violates the Articles of Organization; (ii) results in the creation or imposition of any Encumbrance upon any property or assets of the Company; or (iii) requires the consent of a natural person, company, corporation, partnership, association, trust or any unincorporated organization other than Seller.

(d)	Seller is the sole owner of all Membership Interests in the Company. The Membership Interests have been duly authorized, are duly and validly issued, fully paid, and nonassessable, and are free of any lien, encumbrance or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

3.2.

Litigation. There is no action, suit, or proceeding pending or, to the best knowledge of Seller after due inquiry, investigation pending or action, suit, proceeding, or investigation threatened against the Company or any subsidiary or any of their assets in any court or before any governmental department, board, agency, or instrumentality or any arbitrator as to which there is a reasonable possibility of an adverse determination which would materially impair the Company’s or any such subsidiary’s, as the case may be, ability to perform its obligations or would have a Material Adverse Effect on the Company or such subsidiary, as the case may be.

3.3.	Tax Matters.

(a)	All Tax Returns required to be filed by the Company have been accurately prepared in all material respects and timely filed and all Taxes for which the Company may be held liable (other than the Taxes referred to in the next sentence) have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign partners or foreign persons or to employees of the Company have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer.

(b)	There are no Tax liens upon any property of the Company or any subsidiary except for liens for current Taxes not yet due and payable.

(c)	The Company qualifies (and has since the date of its organization qualified) and will qualify immediately after the Closing Date, to be treated as a S corporation for federal income tax purposes, and none of the Company or any current or former Member or any taxing authority has taken a position inconsistent with such treatment.

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(d)	None of the Company’s payroll, property, or receipts or other factors used in a particular state’s apportionment or allocation formula results in an apportionment or allocation of business income to any state other than California, and the Company has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any state other than California.

(e)	Seller, at Seller’s expense, shall prepare or cause to be prepared all Tax Returns with respect to any United States federal, state, local or non-U.S. tax that, in whole or in part, is based on, measured by or calculated by reference to gross or net income of the Company for all taxable periods that end on or before the Closing Date. Seller shall timely pay to the appropriate governmental authority all Taxes that are due and payable with respect to the Company for all taxable periods that end on or before the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER.

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

4.1.	Existence and Power. Seller is the sole owner of the Membership Interests and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.2.	No Conflict; Required Filings and Consents. Neither the execution, delivery and performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby (a) conflicts with or violates (i) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Seller, (ii) the articles of organization of Seller, or (iii) any contract, agreement, instrument, mortgage, note, lease or other arrangement binding on or affecting Seller or any of its property; (b) requires any consent, authorization or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which Seller or any of its property is bound; or (c) results in the creation or imposition of any Encumbrance upon any property of Seller.

4.3.	Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by Seller under this Agreement or the consummation by Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the date of this Agreement.

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4.4.	Litigation. There is no action, suit, or proceeding pending or, to the best knowledge of Seller after due inquiry, investigation pending or action, suit, proceeding or investigation threatened against or affecting Seller or any of its property, in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which, if adversely determined, would materially impair Seller’s ability to perform its obligations under this Agreement or would have a material adverse effect on the consolidated financial condition of Seller.

4.5.	Financial Statements. Seller has provided to Buyer correct and complete copies of the Company’s unaudited financial statements consisting of the balance sheet as of December 30, 2020 and the related statements of income, and statements of cash flows (the “Financial Statements”). The Financial Statements have been prepared from, and are in accordance with the practices of the Company and GAAP, are true and correct in all material respects, and such Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

4.6.	Paycheck Protection Program Loan. The Company has properly and validly obtained and has complied with all applicable laws with respect to its Paycheck Protection Program Loan (the “PPP Loan”), and properly utilized (and documented the utilization of) the proceeds from the PPP Loan in accordance with all applicable laws. Seller shall, at Seller’s expense and with the reasonable assistance of Company, either: (i) secure forgiveness of the PPP Loan, or (ii) repay the outstanding balance on the PPP Loan.

4.7.	Proprietary and IP Rights. The Company is the sole owner, free and clear of any claim or lien, or has a valid license, to (i) all trademarks, service marks, logos, designs, trade names, Internet domain names and corporate names, and the goodwill of the Company connected therewith and symbolized thereby; (ii) all copyrights; (iii) all computer software and all data files, databases, source code, object code, user interfaces, manuals and other specifications and documentation related thereto, and all intellectual property and proprietary rights incorporated therein, other than customary off-the-shelf licensed software (collectively, the “Software”); (iv) all web sites, web pages and related items, and all intellectual property and proprietary rights incorporated therein; (v) and all trade secrets, and know-how (“Trade Secrets”) and all proprietary and intellectual property rights, grants, registrations and applications relating thereto (collectively, the “Proprietary Rights”) necessary for the conduct of the Company as now conducted; (b) the Company’s rights in the Proprietary Rights are valid and enforceable; (c) neither the Company or Seller has received any demand, claim, notice or inquiry from any Person in respect of the Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any Proprietary Rights, and neither the Company nor Seller knows of any basis for any such challenge; (d) the Company is not in violation or infringement of, nor has it violated or infringed upon, any Proprietary Rights of any other Person; and (e) to the knowledge of Seller and the Company, no Person is infringing any Proprietary Rights of the Company.

4.8.	Company Matters. Upon the Closing, Seller will transfer good, valid, and marketable title in the Purchased Interest to Buyer, free and clear of any Encumbrance, and the Purchased Interest shall constitute a one hundred percent (100%) initial Percentage Interest in the Company.

4.9.	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of Seller.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER.

As an inducement to Seller to enter in this Agreement, Buyer represents, warrants and agrees to and with Seller as follows:

5.1.	Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2.	No Conflict; Required Filings and Consents. Neither the execution, delivery, and performance of this Agreement nor the consummation by buyer of the transactions contemplated hereby (a) conflicts with or violates (i) any law, regulation, order, writ, injunction, decree, determination or award of any court, any government department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to buyer, other than any law, regulation, or order with respect to which buyer would not have been subject but for its ownership of the Membership Interest, (ii) the articles of organization of buyer, or (iii) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting buyer or any of its property; (b) requires (i) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which buyer or any of its property is bound or (ii) any consent, approval, exemption, authorization or permit of, filing with or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to buyer solely by reason of its purchase of the Membership Interest; or (c) results in the creation or imposition of any Encumbrance upon any property of buyer.

5.3.	Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of buyer.

5.4.	United States Securities Law Compliance. Buyer acknowledges that the offering and sale of the Purchased Interest is intended to be exempted from registration under the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands and agrees that Buyer will sell or otherwise transfer its Membership Interest or any portion thereof only in accordance with the provisions of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration thereunder and otherwise in a manner which does not violate the securities laws of any State of the United States. Buyer understands that the Company is under no obligation to register any interest in the Company on behalf of Buyer or to assist Buyer in complying with any exemption from registration under the Securities Act or under any other applicable securities laws.

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ARTICLE VI.

CONDITIONS PRECEDENT.

6.1.

Conditions to Buyer’s Obligation. In addition to the other requirements set forth herein, the obligation of Buyer to purchase the Purchased Interest hereunder shall be subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent:

(a)

Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal or prohibiting the consummation of the transactions hereunder.

(b)

Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true, complete and correct in all respects on and as of the Closing Date and Buyer shall have received a certificate to that effect dated the Closing Date and executed by Seller.

6.2.

Conditions to Seller’s Obligation. In addition to the other requirements set forth herein, the obligation of Seller to sell the Purchased Interest to Buyer shall be subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent:

(a)	Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

(b)	Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true, complete and correct in all respects on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by Buyer.

ARTICLE VII.

INDEMNIFICATION.

7.1.	Indemnification by Buyer. Buyer shall defend and promptly indemnify Seller and save Seller harmless from, against, for and in respect of, and shall pay all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to, any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Seller by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Buyer hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect.

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7.2.	Indemnification by Seller. Seller shall defend and promptly indemnify Buyer and save and hold it harmless from, against, for and in respect of, and pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including without limitation, reasonable attorneys’ fees and other costs and expenses incident to, any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Buyer by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Seller hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect.

7.3.	Procedure. For purposes of this Article VII, the party entitled to indemnification shall be known as the “Injured Party” and the party required to indemnify shall be known as the “Other Party.” In the event that the Other Party shall be obligated to the Injured Party pursuant to this Article VII, or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Injured Party hereunder, the Injured Party shall give prompt written notice to the Other Party of the occurrence of such event. The Other Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party’s own cost and expense (which may include insurance coverage). The Injured Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails to timely defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Other Party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid.

7.4.	Survival of Representations and Warranties. The covenants, agreements, indemnification obligations, representations, and warranties of each of the parties hereto shall survive the Closing until the expiration of the applicable statute of limitations.

ARTICLE VIII.

MISCELLANEOUS.

8.1.	Amendments, Etc. No amendment, modification, or waiver of any provision of this Agreement or consent to any departure from the terms of this Agreement by any party hereto shall be effective unless the same shall be in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

8.2.	No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.3.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the parties shall have the right to assign its respective rights or obligations hereunder or any interest herein without the prior written consent of the non-assigning parties.

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8.4.	Severability. Each provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

8.5.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and, when taken together, shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

8.6.	Consent to Jurisdiction. Seller and Buyer each (i) irrevocably submits to the jurisdiction of the state and federal courts of the State of California in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or shall affect its right to bring any action in any other court.

8.7.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

8.8.	Headings. The various Article, Section, and Paragraph headings in this Agreement are included herein for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and shall not be considered in interpreting this Agreement.

8.9.	Entire Agreement. This Agreement, including the Exhibits and Schedules hereto embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior agreements, representations, warranties and understandings between or among the parties with respect to such subject matter.

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INTENDING TO BE BOUND, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

Michael Kamo

By:	/s/ Michael Kamo
Name:	Michael Kamo
Title:	Owner, Hello Bar LLC

BUYER:

Legion Works, Inc.

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	CEO, Legion Works, Inc.

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EXHIBIT A.

BILL OF SALE AND ASSIGNMENT OF MEMBERSHIP INTEREST.

Michael Kamo, a Utah resident (“Seller”), hereby warrants to Legion Works, Inc., a Delaware corporation (“Buyer”), that it is a member of, and the holder of a one hundred percent (100%) limited liability company membership interest in Hello Bar LLC, a California limited liability company (the “Company” and, such interest, the “Membership Interest”).

THAT for good and valuable consideration, receipt of which is hereby acknowledged, Seller does hereby sell, assign, transfer, convey, grant, bargain, set over, release, deliver, and confirm the Membership Interest in the Company unto Buyer, its successors and assigns, free and clear of all Encumbrances (as such term is defined in the Limited Liability Company Membership Interest Purchase Agreement between Seller and Buyer dated as of the date hereof (the “Purchase Agreement”)) and Buyer hereby accepts from Seller the Membership Interest and agrees to become a substitute member of the Company.

TO HAVE AND TO HOLD the same unto Buyer, forever.

THIS BILL OF SALE AND ASSIGNMENT OF MEMBERSHIP INTEREST (“Assignment”) is delivered pursuant to the Purchase Agreement, is subject to the terms and conditions thereof including the representations and warranties of title to the Membership Interest set forth therein, and is governed by the laws of the State of California.

INTENDING TO BE BOUND, Seller has caused this Assignment to be duly executed as of the 31st day of December, 2020.

SELLER:

Michael Kamo

By:	/s/ Michael Kamo
Name:	Michael Kamo
Title:	Owner, Hello Bar LLC

Accepted by:

BUYER:

Ryan Bettencourt, on behalf of Legion Works, Inc.

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	Legion Works, Inc. Co-Founder, CEO

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EXHIBIT B.

DEFINITIONS.

“Agreement” or “this Agreement” means this Limited Liability Company Membership Interest Purchase Agreement between Seller and Buyer (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the terms hereof.

“Assignment” has the meaning specified in Exhibit A to this Agreement.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Company” has the meaning specified in the recitals to this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any circumstance, change, event, transaction, loss, failure, effect, or other occurrence, whether individually or in the aggregate with any other circumstance, change, event, transaction, loss, failure, effect or other occurrence, which is or is reasonably likely to be materially adverse to the business, operations, properties, or conditions (financial or otherwise) of the Company or any subsidiary, as the case may be.

“Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

“Purchase Price” has the meaning specified in Section 2.1(b).

“Purchased Interest” has the meaning specified in Section 2.1(a).

“Securities Act” has the meaning specified in Section 5.4.

“Tax” means any and all fees (including, without limitation, documentation, recording, license, and registration fees) and taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of any governmental authority, together with any and all penalties, fines, additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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EXHIBIT C.

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

US$1,800,000	December 29, 2020

FOR VALUE RECEIVED, Legion Works, Inc., a Delaware corporation with a principal place of business located at 4275 Executive Square, Suite 200, La Jolla, California 92037 (“Borrower”), hereby promises to pay to the order of Michael Kamo, a Utah resident with an address of 4611 North Crest Ridge Road, Lehi, Utah 92101, (collectively, with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments), the principal sum of ONE MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($1,800,000.00) (or the unpaid balance of all principal advanced against this Promissory Note (this “Note”), if that amount is less (the aggregate unpaid principal balance of this Note is referred to herein, from time to time, as the “Principal Debt”)), from day to day outstanding as hereinafter provided (collectively with any and all indebtedness to Lender evidenced, governed, or secured by or arising under this Note the “Indebtedness”). The loan evidenced by this Note is referred to herein as the “Loan”.

1.	Payment Schedule and Maturity Date.

(a)	ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) shall be due and payable in full on or before March 31, 2021 (the “Initial Maturity Date”), or, if the Initial Maturity Date is extended pursuant to the terms of this Note, the Maturity Date.

(b)	EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($800,000) shall be due and payable in full after January 1, 2022 and before December 31, 2022 (the “Final Maturity Date”).

2.

Extension Option. Borrower, in its sole discretion, shall have the option to extend the Initial Maturity Date for either all or a portion of the amount due to no later than December 31, 2021 (the “Extended Maturity Date”; the Initial Maturity Date, as the same may be so extended, is referred to herein as the “Maturity Date”), upon and subject to the following terms and conditions, unless otherwise agreed to or waived by Lender in writing:

(a)	Borrower shall request that Lender extend the Maturity Date to the Extended Maturity Date, by written notice (the “Extension Notice”) to Lender to be received by Lender not less than fifteen (15) days, prior to the Initial Maturity Date.

(b)	As of the date Lender receives the Extension Notice and at the Initial Maturity Date, there shall not exist any Event of Default (as hereinafter defined), nor shall there exist any default which after notice and/or lapse of time would constitute an Event of Default.

3.	Interest. The Principal Debt shall not bear interest.

4.	Prepayment.

Borrower may prepay the Principal Debt, in full at any time or in part from time to time, provided that Lender shall have actually received from Borrower prior irrevocable written notice (the “Prepayment Notice”) setting forth (A) Borrower’s intent to prepay, (B) the amount of principal that will be prepaid (the “Prepaid Principal”), and (C) the date on which the prepayment will be made, such Prepayment Notice to be received by Lender, in each case, on or prior to the date that is fifteen (15) Business Days prior to the date of such proposed prepayment;

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5.

Paycheck Protection Program Loan. Hello Bar LLC (“Hello Bar”), whose sale from Lender to Borrower was contingent upon the execution of this Note, received a Paycheck Protection Program loan in the amount of Ninety Two Thousand One Hundred and Eleven and 00/100 Dollars ($92,111.00) (the “PPP Loan”). Lender, in accordance with that certain Membership Interest Purchase Agreement dated December 29, 2020 by and between Borrower and Lender, shall either: (i) secure forgiveness of the PPP Loan, or (ii) repay the outstanding balance on the PPP Loan. In the event and upon such time as Lender is unable to secure loan forgiveness on the PPP Loan, Borrower and Lender may agree in writing that the Principal Debt shall be reduced by an amount equivalent to the outstanding principal on the PPP Loan. Any reduction to the Principal Debt under this section shall be done in such a manner that is mutually agreed to in writing by Lender and Borrower.

6.	Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)	Borrower fails to pay when and as due and payable any amounts payable by Borrower to Lender under the terms of this Note.

(b)	Any covenant, agreement, or condition in this Note is not fully and timely performed, observed, or kept, subject to any applicable grace or cure periods set forth in this Note.

7.	Remedies. Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a)	Lender may accelerate the Maturity Date and declare the unpaid principal balance on this Note, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b)	Lender may exercise any of its other rights, powers, and remedies at law or in equity.

8.	Remedies Cumulative. All of the rights and remedies of Lender under this Note are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

9.	Costs and Expenses of Enforcement. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency, or appeal.

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10.	Service of Process.

(a)

Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower; and (ii) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement.

11.	Heirs, Successors and Assigns. The terms of this Note shall bind and inure to the benefit of the heirs, devisees, representatives, successors, and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to, and Borrower shall not, assign the Loan, or its rights and obligations under this Note.

12.	General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note, subject to applicable notice and/or cure periods. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the Indebtedness. Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices (except any notices which are specifically required by this Note), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange, or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment on this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; (e) submit (and waive all rights to object) to nonexclusive personal jurisdiction of any state or federal court sitting in the State of Delaware and the state and county in which payment on this Note is to be made for the enforcement of any and all obligations under this Note; and (f) waive the benefit of all homestead and similar exemptions as to this Note. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Title and headings in this Note are for convenience only and shall be disregarded in construing it. Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment on this Note is to be made.

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13.	No Usury. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note, and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

14.	Choice of Law. This Note and its validity, enforcement, and interpretation shall be governed by the laws of the State of Delaware (without regard to any principles of conflicts of laws) and applicable United States federal law.

15.	Waiver of Jury Trial. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN EVIDENCED BY THIS NOTE, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

16.	Venue; Jurisdiction. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

17.	Counterparts. If this Note is to be executed by more than one Person, then this Note may be executed in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first above written.

Borrower:

Legion Works, Inc.

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	CEO, Legion Works, Inc.

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